UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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eResearchTechnology, Inc.

(Name of Registrant as Specified In Its Charter)

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eResearchTechnology, Inc.
30 South 17th Street
Philadelphia, PA 19103

March 18, 2005

Dear eResearchTechnology, Inc. Stockholders:

You are cordially invited to the Annual Meeting of Stockholders to be held at 3:00 P.M. on April 26, 2005 at the Company’s executive offices, 30 South 17th Street, Philadelphia, PA 19103.

Details with respect to the meeting are set forth in the attached Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, you are urged to complete, date, sign and return your proxy. If you attend the meeting and would prefer to vote in person you may still do so.

Very truly yours,

JOEL MORGANROTH, M.D.
Chairman of the Board of Directors
eResearchTechnology, Inc.

eResearchTechnology, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 26, 2005

To the Stockholders:

The Annual Meeting of Stockholders of eResearchTechnology, Inc. (the “Company”) will be held at the Company’s executive offices located at 30 South 17th Street, Philadelphia, PA 19103, at 3:00 P.M. on April 26, 2005 for the following purposes:

1.  To elect two directors to serve three-year terms.

2.  To ratify the selection by the Audit Committee of the Board of Directors of the firm of KPMG LLP as independent registered public accountants for 2005.

3.  To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record as of the close of business on March 3, 2005 are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time prior to the time it is voted.

By Order of the Board of Directors,

ANNA MARIE PAGLIACCETTI
Senior Vice President, General Counsel and Secretary

Philadelphia, PA
March 18, 2005

eResearchTechnology, Inc.
30 South 17th Street
Philadelphia, PA 19103

PROXY STATEMENT

These proxy materials are furnished in connection with solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of eResearchTechnology, Inc., a Delaware corporation (“eRT” or the “Company”), for the Annual Meeting of Stockholders of eRT to be held at 3:00 P.M. on April 26, 2005, at the Company’s executive offices located at 30 South 17th Street, Philadelphia, PA 19103, and any adjournments or postponements of such meeting. These proxy materials were first mailed to stockholders on or about March 18, 2005. Sending a signed proxy will not affect the stockholder’s right to attend the Annual Meeting and vote in person. Every stockholder has the power to revoke such stockholder’s proxy at any time before it is voted. The proxy, before it is exercised at the meeting, may be revoked by filing with the Secretary of the Company a notice in writing revoking it, by delivering a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Stockholders Entitled to Vote

The close of business on March 3, 2005 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 50,399,265 outstanding shares of the common stock, $.01 par value (the “Common Stock”), of eRT.

Voting of Proxies

A form of proxy is enclosed. All properly executed proxies received by the Board of Directors, and not revoked, will be voted as indicated in accordance with the instructions thereon. In the absence of contrary instructions, shares represented by such proxies will be voted for the election of the director nominees named in this proxy statement and for ratification of KPMG LLP as independent registered public accountants for the year ending December 31, 2005, both of which are described herein; and in the discretion of the proxy holders on such other matters as may properly come before the meeting.

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on a particular issue constitutes a quorum for the purpose of considering such matter. Each share of Common Stock outstanding as of the record date is entitled to one vote on each matter that may be brought before the Annual Meeting. Election of directors will be by plurality of the votes cast. Any other proposal will require the affirmative vote of a majority of the votes that the holders of shares present in person or by proxy are entitled to cast on such proposal. Broker nonvotes and abstentions are counted for the purposes of determining the presence or absence of a quorum for the transaction of business at the meeting. Abstentions are counted in the tabulations of the votes cast on proposals presented to the stockholders, whereas broker nonvotes are not counted for purposes of determining the election of directors or whether a proposal has been approved.

Costs of Solicitation

The entire cost of soliciting proxies will be borne by eRT. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and reimbursement for expenses may be made. Proxies may be solicited in person or by telephone by directors, officers or regular employees of eRT, none of whom will receive additional compensation therefor.

ELECTION OF DIRECTORS
(Proposal No. 1)

The Board of Directors currently consists of eight directors divided into three classes. Two directors are to be elected at the Annual Meeting to serve until the 2008 Annual Meeting. The nominees for election as directors are Joel Morganroth, MD and Stephen S. Phillips, both of whom currently serve on the Board. The Company’s remaining six directors will continue in office for the terms specified below. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF DR. MORGANROTH AND MR. PHILLIPS.

The proxy holders intend to vote all proxies received by them in the accompanying form for such nominees unless otherwise directed. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy or, in lieu thereof, the Board of Directors may reduce the number of directors. As of the date of this Proxy Statement, the Company is not aware of any nominee who is unable or will decline to serve as a director.

The following table lists the name and age of the two nominees and the six directors of the Company whose terms of office will continue after the Annual Meeting, and the year in which each director’s term of office will expire (assuming, in the case of each of the nominees, such nominees are elected at the Annual Meeting).

		Year of
	Age As	Expiration of
Name	of 3/1/05	Term as Director

Nominees for Election
Joel Morganroth, MD	59	2008
Stephen S. Phillips	59	2008

Directors Continuing in Office
Joseph A. Esposito	52	2006
Sheldon M. Bonovitz	67	2007
Gerald A. Faich, MD, MPH	62	2007
David D. Gathman	57	2006
Elam M. Hitchner	58	2007
John M. Ryan	69	2006

Dr. Morganroth has been nominated by the Company’s current Board of Directors, with the recommendation of the Governance and Nominating Committee, to serve as a member of the Board for a three-year term beginning in April 2005. Dr. Morganroth has served as the Company’s Chairman since 1999, Chief Scientist since March 2001 and a member of the Company’s Board of Directors since 1997. He served as the Company’s Chief Executive Officer from 1993 to March 2001. In addition, Dr. Morganroth has consulted for the Company since 1977. Dr. Morganroth is a globally recognized cardiologist and clinical researcher. Dr. Morganroth served for over ten years as a Medical Review Officer/Expert for the U.S. Food and Drug Administration.

Mr. Phillips has been nominated by the Company’s current Board of Directors, with the recommendation of the Governance and Nominating Committee, to serve as a member of the Board for a three-year term beginning in April 2005. Mr. Phillips has served on the Company’s Board of Directors since August 2002. Mr. Phillips currently serves as Special Counsel to Medtronic Sofamor Danek, Inc. Mr. Phillips was the Executive Vice President, General Counsel and Secretary of Sofamor Danek Group, Inc., a manufacturer of spinal implants and cranial navigation systems used in neurosurgery, before its acquisition in 1999 by Medtronic. Before joining Sofamor Danek in 1998, Mr. Phillips was a senior partner in the Philadelphia office of Pepper Hamilton LLP where he was a member of the firm’s Executive Committee.

Mr. Bonovitz has served on the Company’s Board of Directors since 1999. Mr. Bonovitz has been the Chairman and Chief Executive Officer of Duane Morris LLP for more than five years. Mr. Bonovitz is also a director of Comcast Corporation. In addition, he serves on the Advisory Boards of several privately-held companies and he serves on the Board of Trustees of The Curtis Institute of Music and the Philadelphia Museum of Art.

Dr. Faich has served on the Company’s Board of Directors since 2004. Since 1994, Dr. Faich has been the President of Pharmaceutical Safety Assessments, a consulting firm. Dr. Faich spent seven years in charge of statistics and post marketing surveillance for drugs and biologics at the Food and Drug Administration. He co-chaired the original CIOMS International Adverse Reaction Working Group and was a founding board member of the International Society of Pharmacoepidemiology. Dr. Faich is a Fellow of the American Colleges of Physicians, Preventive Medicine and Epidemiology and has authored over 90 scientific papers and received numerous awards. He is currently an Adjunct Scholar for the Center for Clinical Epidemiology at the University of Pennsylvania.

Mr. Hitchner has served on the Company’s Board of Directors since 2004. Mr. Hitchner was a partner in the law firm of Pepper Hamilton LLP from May 1992 to June 1999, and returned to the firm in January 2001 as a partner and, subsequently, counsel through 2004. Commencing in 2005, Mr. Hitchner began providing consulting services to the firm. From July 1999 until December 31, 2000, Mr. Hitchner was a general partner of Meridian Venture Partners and Meridian Venture Partners II, venture capital firms located in Radnor, Pennsylvania. Mr. Hitchner is also a director of Mothers Work, Inc., for which he has served on the Audit Committee since 1993 and as chairman of that committee since 2000.

Mr. Esposito has served as the Company’s President and Chief Executive Officer since 2001. Mr. Esposito formerly served as the Company’s President and Chief Operating Officer from April 1998 until March 2001 and has served as a member of the Company’s Board of Directors since 1999. He also served as President of the Company’s Clinical Research Technology and Services division from October 1997 to April 1998. From May 1997 through October 1997, he was President of DLB Systems, Inc., which we acquired in October 1997. He has over 28 years experience in technology, working closely with pharmaceutical companies in the areas of clinical research, supply chain management and regulatory document management. Mr. Esposito was awarded the 2002 Ellis Island Medal of Honor by Congress and the National Ethnic Coalition Organization for outstanding citizenship, individual achievement and encouragement of cultural unity.

Mr. Gathman has served on the Company’s Board of Directors since 2003. Since May 2004, Mr. Gathman has served as Senior Vice President and Chief Financial Officer for SunGard SCT Inc. Mr. Gathman provided consulting services for Targeted Diagnostics & Therapeutics, Inc., which develops molecular-based technologies for the detection, diagnosis and treatment of colorectal cancer, gastrointestinal cancers and certain infectious diseases from December 2003 until May 2004 and served as its Vice President and Chief Financial Officer from May 2002 until December 2003. From February 2001 until May 2002, Mr. Gathman served as the Senior Vice President and Chief Financial Officer of the Federal Reserve Bank of Philadelphia. Mr. Gathman was Chief Financial Officer of Internet Capital Group, Inc. from January 1999 until September 2000. Mr. Gathman is also a director of Neoware Systems, Inc.

Mr. Ryan has served on the Company’s Board of Directors since 1999. Since 1987, Mr. Ryan has been a principal in Devon Hill Ventures, Inc., a venture investing and consulting firm focusing on technology investments. In 1977, Mr. Ryan founded SunGard Data Systems, Inc. and served as its Chief Executive Officer until 1986 and its Chairman until 1987. Mr. Ryan served as Chairman and Acting Chief Executive Officer for DLB Systems, Inc. from 1995 until its acquisition by the Company in 1997. Mr. Ryan is also a director of Neoware Systems, Inc. and several privately-held companies.

There are no family relationships among the directors, the director nominees and the executive officers.

Board of Directors Meetings and Committees

The Board of Directors of the Company held a total of eight meetings during 2004. Each director attended more than 75% of the meetings of the Board of Directors and any committee of which he was a member. The Board has not adopted a formal policy regarding Board member attendance at its Annual Meeting of

Stockholders, but the Board highly encourages all Board members to attend such meetings. In April 2004, all members of the Board were present at the Annual Meeting of Stockholders.

The Board of Directors has a Compensation Committee, an Audit Committee and a Governance and Nominating Committee. On April 20, 2004, the Board of Directors, by unanimous vote, eliminated the Executive Committee.

The Compensation Committee is composed of five members of the Company’s Board of Directors, all of whom, in the judgment of the Board, (i) are independent in accordance with Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”); (ii) are “Non-employee Directors” for purposes of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended; and (iii) satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is primarily responsible for determining the compensation payable to the executive officers of the Company and for recommending to the Board of Directors compensation of directors and additions, deletions and alterations with respect to the various employee benefit plans and other fringe benefits provided by the Company. The Compensation Committee also is primarily responsible for administering the Company’s stock option plans, awarding stock options to employees of the Company and determining the terms and conditions on which the options are granted. The Compensation Committee has the responsibility and authority described in its written charter, which has been adopted and approved by the Board of Directors and made available, free of charge, on the Company’s website at www.ert.com. The Compensation Committee, which currently consists of Dr. Faich, Mr. Gathman, Mr. Hitchner, Mr. Phillips and Mr. Ryan, held five meetings during 2004. Mr. Hitchner and Mr. Ryan each serve as co-chairman of the Compensation Committee.

The Audit Committee, which was established in accordance with Section 3(58)(A) of the Securities Exchange Act of 1934, as amended, is composed of three members of the Company’s Board of Directors, all of whom, in the judgment of the Board, are independent in accordance with Rule 4200(a)(15) of the Nasdaq listing standards and satisfy the criteria in Rule 4350(d)(2) of the Nasdaq listing standards. The Audit Committee is primarily responsible for engaging and approving the services performed by the Company’s independent registered public accountants and reviewing and evaluating the Company’s accounting principles and reporting practices and its system of internal accounting controls. The Audit Committee has the responsibility and authority described in its written charter, which has been adopted and approved by the Board of Directors and made available, free of charge, on the Company’s website at www.ert.com. The Audit Committee, which currently consists of Mr. Gathman, Mr. Hitchner and Mr. Ryan, held ten meetings during 2004. Mr. Gathman serves as chairman of the Audit Committee. The Board has determined that Mr. Gathman is an “audit committee financial expert” as defined in Item 401 of Regulation S-K.

The Governance and Nominating Committee is composed of five members of the Company’s Board of Directors, all of whom, in the judgment of the Board, are independent in accordance with Rule 4200(a)(15) of the Nasdaq listing standards. The Governance and Nominating Committee is primarily responsible for recommending to the Board governance policies for the Company, the appropriate size, function and needs of the Board to perform that governance, and qualified candidates for the Company’s Board. The Governance and Nominating Committee has the responsibility and authority described in its written charter, which has been adopted and approved by the Board and made available, free of charge, on the Company’s website at www.ert.com. The Governance and Nominating Committee, which currently consists of Dr. Faich, Mr. Gathman, Mr. Hitchner, Mr. Phillips and Mr. Ryan, held one meeting during 2004. Mr. Phillips serves as chairman of the Governance and Nominating Committee.

In accordance with the policy of the Governance and Nominating Committee, a stockholder desiring to propose a candidate for the Board of Directors to the Governance and Nominating Committee should submit a written recommendation, together with biographical information concerning the individual, to the Chairman of the Nominating Committee at eResearchTechnology, Inc., 30 South 17th Street, Philadelphia, PA 19103. While recommendations may be submitted for consideration at any time, the Company requests that recommendations be received prior to November 15 in any year for consideration in connection with the nomination and election of directors at the Company’s next Annual Meeting of Stockholders. Once the Governance and Nominating Committee has identified a prospective nominee, including candidates proposed by stockholders, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Governance and Nominating Committee with the recommendation of the prospective candidate, as well as the Governance and Nominating Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Governance and Nominating Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it will then evaluate the prospective nominee against the standards and qualifications it has established, including:

•	Must be independent in accordance with Rule 4200(a)(15) of the Nasdaq listing standards.

•
Must have business experience that included leading or occupying a senior position in the operations of a significant business or occupying a senior executive or advisory position in business strategy, investing or mergers and acquisitions of a significant business. While not required, experience in health care, particularly pharmaceuticals, biotechnology or medical devices, is preferred.

•	Must have prior board experience. While public company board experience is not required, it is highly preferred.

•
Must have an excellent business and personal reputation for accomplishment and integrity. Personal characteristics that include a deliberative style and being a good listener, articulate, direct, succinct and able to accept/respect other Board members’ opinions are preferred.

•	Must have personal and business references from people upon whose recommendations the Governance and Nominating Committee can rely.

•
Must be able to commit adequate time to the Board of Directors and its committees to attend at least 75% of Board and committee meetings in person and to be a significant contributor to each. At a minimum, this means, on average, not less than one full day every month for ordinary matters, a full day for regularly scheduled quarterly meetings and occasional unscheduled hours of accessibility. Living or working within 90 minutes of Philadelphia is not required but is highly preferred.

      The Governance and Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise, diversity and the evaluations of other prospective nominees. In connection with this evaluation, the Governance and Nominating Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Governance and Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance and Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance and Nominating Committee. The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Stockholders who wish to communicate with the Board of Directors or with a particular director may send a letter to the Secretary of the Company at eResearchTechnology, Inc., 30 South 17th Street, 8th Floor, Philadelphia, PA 19103. Any communication should clearly specify that it is intended to be made to the entire Board of Directors or to one or more particular director(s). Under this process, the Secretary of the Company reviews all such correspondence and will forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. A copy of the Audit Committee’s procedures for the submission and handling of complaints or concerns regarding accounting, internal accounting controls or auditing matters is included in the Company’s Code of Ethics and Business Conduct, which is available on the Company’s website at www.ert.com.

Audit Committee Report on Audited Financial Statements

The Audit Committee of the Board of Directors assists the Board with the oversight of the Company’s systems of internal control, integrity of financial reporting, adequacy of disclosures and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the engagement, compensation, oversight and evaluation of the Company’s independent registered public accountants and, once retained, consults with and reviews recommendations made by the independent registered public accountants with respect to financial statements, financial records, and financial controls of the Company.

Accordingly, the Audit Committee has (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the Company’s independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); (iii) received the written disclosures and the letter from the Company’s independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with the Company’s independent registered public accountants its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee also discussed with the Company’s independent registered public accountants the overall scope and plans for its audit. The Audit Committee met with management and the Company’s independent registered public accountants to discuss the results of the accountants’ examination, their evaluation of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and subject to the limitations of its role, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

This report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other eRT filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that eRT specifically incorporates this report by reference therein.

Members of the Audit Committee
David D. Gathman (Chair)
Elam M. Hitchner
John M. Ryan

Compensation of Directors

During 2004, directors who are not employees of the Company received a fee of $1,000 for each director’s meeting attended and $500 for each committee meeting attended, and also received an annual retainer of $6,000. The Chairman of the Audit Committee received an additional annual retainer of $2,500 and the Chairman of the Governance and Nominating Committee and Co-Chairmen of the Compensation Committee each received an additional annual retainer of $1,000. The Compensation Committee consulted with a third party compensation consultant to review the Company’s director compensation and on February 8, 2005, the Board of Directors, at the recommendation of the Compensation Committee, increased director fees to take effect at the 2005 Annual Stockholders’ Meeting. Effective April 26, 2005, directors who are not employees of the Company will receive a fee of $1,500 for each director’s meeting attended, $1,000 for each Audit Committee meeting attended and $500 for each Compensation Committee and Governance and Nominating Committee meeting attended. In addition, each such director will receive an annual retainer of $7,500, the Chairman of the Audit Committee will receive an additional annual retainer of $4,000 and the Chairman of the Governance and Nominating Committee and Co-Chairmen of the Compensation Committee will each receive an additional annual retainer of $1,500.

Upon the initial election of any “outside director” (as defined), such individual receives at the time of election an automatic one-time option grant of 10,000 shares of Common Stock, and each outside director receives a fixed annual option grant of 10,000 shares of Common Stock. Each director is also reimbursed for out-of-pocket expenses incurred in connection with attending meetings and other services as a director.

Certain Relationships and Related Party Transactions

Certain of the Company’s diagnostic testing and clinical research contracts require that specified medical professional services be provided by Joel Morganroth, MD, the Company’s Chairman and Chief Scientist. The Company has retained Joel Morganroth, MD, P.C., a professional corporation owned by Dr. Morganroth, to provide these and other services related to the successful operation, marketing and business development of the Company’s Cardiac Safety division. This professional corporation received fees for these services of approximately $368,000 for 2004, which included a bonus award of $128,000. The consulting agreement continues on a year to year basis unless terminated.

Sheldon M. Bonovitz, a director of eRT, is a partner of the law firm of Duane Morris LLP, which performs legal services for the Company.

Executive Compensation

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors sets the compensation for the executive officers of the Company and makes recommendations to the Board of Directors concerning compensation and benefit policies for the Company. The Compensation Committee believes that the most effective compensation program is one that provides executives competitive base salaries and significant incentives to achieve both current and long-term strategic business goals of the Company.

The Company’s executive compensation programs are designed to:

•	Align the interests of executive officers with the long-term interests of stockholders.

•	Motivate and challenge executive officers to achieve both annual and long-term strategic business goals.

•	Support an environment that rewards executive officers based upon corporate and individual performance and results.

•	Attract and retain executive officers critical to the long-term success of the Company.

During 2003, the Compensation Committee engaged the services of a third party compensation consultant to review the Company’s executive officer compensation policies and the material terms of the related employment agreements. The information provided by the consultant assured the Compensation Committee that executive compensation fell within competitive ranges. In 2004, the basic components of executive officer compensation consisted of base salary, a cash bonus plan tied to measurements based on Company performance, and long-term incentives in the form of stock options. The executive officers also participate in employee benefit plans available generally to the Company’s employees.

Base Salary. Technology companies face competition for qualified employees, and the Compensation Committee believes it is important that Company executive officer compensation levels be competitive with other technology companies. The Compensation Committee reviewed the compensation of the Company’s executives in comparison with other publicly traded technology companies of similar size and development stage and targeted base salary levels to be consistent with comparable positions at those companies.

Annual Incentive Compensation Program. In 2004, the Company offered an annual incentive compensation program permitting officers and all employees to earn cash bonuses based on achieving targeted financial goals. Based upon actual 2004 performance, the bonus pool for executive officers was $975,826 with the executive officer participants earning bonuses ranging from 27% to 85% of base salary.

The Compensation Committee believes that this annual incentive compensation program aids in ensuring that the Company’s overall levels of compensation remain competitive and benefits the Company in that a significant portion of the compensation of executive officers is in the form of variable incentive pay, which further aligns the interests of the executive officers with the interests of the Company’s stockholders.

Long-Term Incentive in Form of Stock Options. The Compensation Committee believes that significant management ownership of the Company’s stock effectively motivates the building of stockholder wealth and aligns the interests of management with those of the Company’s stockholders. The Company’s eleven executive officers received option grants totaling 305,257 shares of Common Stock during 2004 under the terms of the Company’s 2003 Stock Option Plan at a per share exercise price equal to the market price of the Company’s Common Stock on the date of grant. All options become exercisable over four years, in equal annual increments beginning one year after the date of grant, contingent upon the officer’s continued employment with the Company. Of these options granted, 148,505 options were granted to the Named Executive Officers listed in the Summary Compensation Table appearing in this Proxy Statement.

Chief Executive Officer Compensation. The compensation plan for Mr. Esposito for 2004 contained the same elements and operated in the same manner as the compensation plan described above for all the executive officers. His specific performance goals for incentive compensation were based on the Company’s long-term plan and on the annual operating budget approved by the Board of Directors. His actual cash bonus was calculated based on the Company’s achievement of those specific goals. In 2004, the Company executed outstandingly, achieved growth in both revenues and profitability and significantly enhanced its proprietary software and other internal processes. However, the Company did not achieve all of its goals, particularly in the fourth quarter, and the Compensation Committee believes executive compensation should reflect performance against specific goals. Following the terms of Mr. Esposito’s 2004 executive incentive compensation plan, the Compensation Committee approved a cash bonus of $281,000, representing 85% of his base salary for the year. In the opinion of the Compensation Committee, the compensation paid to Mr. Esposito was consistent with the compensation of other chief executive officers in comparable companies with similar performances.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to the Company’s executive officers for 2004 did not exceed the $1,000,000 limit per officer, and the Compensation Committee does not anticipate that the non-performance-based compensation to be paid the Company’s executive officers in the foreseeable future will exceed that limit.

Members of the Compensation Committee
Elam M. Hitchner (Co-chair)
John M. Ryan (Co-chair)
Gerald A. Faich, MD, MPH
David D. Gathman
Stephen S. Phillips

Compensation Committee Interlocks and Insider Participation

At the end of 2005, the Compensation Committee was composed of Dr. Faich, Mr. Gathman, Mr. Hitchner, Mr. Phillips and Mr. Ryan. None of these individuals is a current or former officer or employee of the Company or any of its subsidiaries, nor had they had any other relationship requiring disclosure by the Company under Item 402 of Regulation S-K.

Summary Compensation Table

The following table sets forth information in respect of the compensation paid for the years ended December 31, 2002, 2003 and 2004 to the persons (sometimes collectively referred to as the “Named Executive Officers”) who were, at any time during 2004, the Chief Executive Officer, and at the end of 2004, the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in such year:

		Annual Compensation(1)		Long Term Compensation(2)
				Securities	All Other
Name and Principal Position	Year	Salary	Bonus	Underlying Options	Compensation(3)

Joseph A. Esposito	2004	$330,000	$282,085	40,501	$7,007
President and Chief	2003	$300,000	$404,846	135,001	$6,507
Executive Officer	2002	$270,000	$271,389	—	$3,280
Bruce Johnson	2004	$220,000	$112,834	27,001	$3,757
Sr. Vice President and Chief	2003	$200,000	$161,939	67,500	$3,507
Financial Officer	2002	$175,000	$111,385	—	$3,068
Jeffrey S. Litwin, MD	2004	$216,000	$108,013	27,001	$3,122
Sr. Vice President and Chief	2003	$194,000	$124,807	67,500	$3,674
Medical Officer	2002	$170,000	$157,147	—	$3,282
Vincent Renz	2004	$216,000	$108,013	27,001	$7,174
Sr. Vice President, Client Services	2003	$194,000	$133,672	67,501	$6,605
and Chief Technology Officer	2002	$170,000	$50,000	—	$3,151
Scott Grisanti	2004	$216,000	$57,178	27,001	$3,757
Sr. Vice President, Business	2003	$194,000	$132,200	112,500	$3,507
Development and Chief	2002	$170,000	$50,250	—	$3,135
Marketing Officer

(1)
In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the officer for such year.

(2)	Option amounts are adjusted to reflect the 100% stock dividend paid on May 29, 2003, the 50% stock dividend paid on November 26, 2003 and the 50% stock dividend paid on May 27, 2004.

(3)
Represents the sum of (i) the Company’s 401(k) plan contributions, which in 2004 were $6,500 for Mr. Esposito, $3,250 for Mr. Johnson, $2,448 for Dr. Litwin, $6,500 for Mr. Renz and $3,250 for Mr. Grisanti; and (ii) the dollar value of the insurance premium paid by the Company with respect to group term life insurance, which for 2004 was $507 for Mr. Esposito, $507 for Mr. Johnson, $674 for Dr. Litwin, $674 for Mr. Renz and $507 for Mr. Grisanti. In 2003, these amounts were $6,000 for Mr. Esposito, $3,000 for Mr. Johnson, $3,000 for Dr. Litwin, $6,000 for Mr. Renz and $3,000 for Mr. Grisanti for 401(k) plan contributions; and $507 for Mr. Esposito, $507 for Mr. Johnson, $674 for Dr. Litwin, $605 for Mr. Renz and $507 for Mr. Grisanti for the dollar value of the insurance premium paid by the Company with respect to group term life insurance. In 2002, these amounts were $2,750 for Mr. Esposito, $2,538 for Mr. Johnson, $2,750 for Dr. Litwin, $2,619 for Mr. Renz and $2,619 for Mr. Grisanti for 401(k) plan contributions; and $530 for Mr. Esposito, $530 for Mr. Johnson, $532 for Dr. Litwin, $532 for Mr. Renz and $516 for Mr. Grisanti for the dollar value of the insurance premium paid by the Company with respect to group term life insurance.

Employment Contracts

The Company entered into an employment agreement with its Chief Executive Officer effective January 1, 2004 and later amended on August 20, 2004. Under this agreement, the Company may terminate his employment with or without cause (as defined therein) at any time. In the event (i) that the Company terminates his employment other than for cause; (ii) of a change of control (as defined therein) of the Company; or (iii) of his death or disability (as defined therein), the Company is obligated to (x) pay him, in lump sum, one year salary and bonus; (y) to continue his benefits (as defined therein) for one year, subject to benefit plan restrictions; and (z) accelerate the vesting of all of his stock options, not otherwise vested, to purchase the Company’s Common Stock. The agreement further provides that, upon such change of control, Mr. Esposito shall be entitled to received the benefits described in the foregoing sentence only if either (i) he accepts employment offered at the time of the change of control by either the Company or the other party to the change of control (the “Buyer”) for a period of up to 12 months, as determined by the Company or the Buyer, immediately following the change of control (the “Employment Period”) in a position with comparable compensation and location and with responsibilities relating to the business of the Company as conducted by the Company, the Buyer or any division or subsidiary thereof after the change of control no less than his responsibilities with the Company immediately prior to the change of control or (ii) neither the Company nor the Buyer shall offer him such a position and he resigns his employment within 60 days after the change of control. The fact that he may not be offered the position of Chief Executive Officer following any change of control will not conclusively determine whether the position offered does not include comparable responsibilities. Pursuant to the agreement, Mr. Esposito has agreed, for a period of no less than one year after termination of employment, to refrain from (i) working with a company that directly competes with the Company; and (ii) interfering with its business by soliciting customers or employees.

      The Company entered into employment agreements with each of the other executive officers in 2004. Under these agreements, the Company may terminate their employment with or without cause (as defined therein) at any time. In the event (i) that the Company terminates an officer’s employment other than for cause, death or disability; or (ii) of a change of control (as defined therein) of the Company, the Company is obligated to (x) pay the officer, in lump sum, six months to one year in salary and prorated bonus; (y) to continue the officer’s benefits (as defined therein) for six months to one year, subject to benefit plan restrictions; and (z) accelerate the vesting of all of the officer’s stock options, not otherwise vested, to purchase the Company’s Common Stock. The agreement further provides that, upon such change of control, the officer shall be entitled to receive the benefits described in the foregoing sentence only if either (i) the officer resigns his/her employment within 60 days after the change of control because neither the Company nor the other party to the change of control (the “Buyer”) offers the officer a position with comparable responsibilities, authority, location and compensation; or (ii) the officer is employed by the Company or the Buyer, or a division or subsidiary thereof, for one year after the date of the change in control. Pursuant to the agreement, each officer has agreed, for a period of no less than one year after termination of employment, to refrain from (i) working with a company that directly competes with the Company; and (ii) interfering with its business by soliciting customers or employees.

2004 Stock Option Grants

The following table shows for each of the Named Executive Officers: (i) the number of options that were granted during 2004; (ii) out of the total number of options granted during 2004, the percentage granted to each Named Executive Officer; (iii) the exercise price; (iv) the expiration date; and (v) the potential realizable value of the options, assuming that the market price of the underlying securities appreciates in value from the date of grant to the end of the option term, at a 5% and 10% annualized rate.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for
	Individual Grants(1)				Option Term(2)
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or
	Options	Employees	Base Price	Expiration
Name	Granted	in 2004	($/Sh)	Date	5%	10%

Joseph A. Esposito	40,501	5.7%	$22.09	2/09/14	$632,113	$1,601,898
Bruce Johnson	27,001	3.8%	$22.09	2/09/14	$375,106	$950,591
Jeffrey S. Litwin, MD	27,001	3.8%	$22.09	2/09/14	$375,106	$950,591
Vincent Renz	27,001	3.8%	$22.09	2/09/14	$375,106	$950,591
Scott Grisanti	27,001	3.8%	$22.09	2/09/14	$375,106	$950,591

(1)
The options were granted under the terms of the Company’s 2003 Stock Option Plans at a per share exercise price equal to the market price of the Company’s Common Stock on the date of grant. The options become exercisable over four years in equal annual increments beginning one year after the date of grant. The Compensation Committee has the right to accelerate the exercisability of any of the options, and certain options automatically accelerate upon a change of control (as defined). Share amounts and exercise prices were adjusted to reflect the 3-for-2 stock split in the form of a 50% stock dividend payable on May 27, 2004 to holders of record on May 6, 2004.

(2)
The potential realizable value is the product of (a) the difference between: (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (i.e., the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per-share exercise price of the option; and (b) the number of securities underlying the grant at fiscal year-end. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed rates of appreciation prescribed by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the market price of the Company’s Common Stock. The actual value that any Named Executive Officer may realize, if any, will depend on the amount by which the market price of the Common Shares at the time of exercise exceeds the exercise price.

2004 Option Exercises and Fiscal Year-End Values

The following tables contain certain information concerning the number and value of any unexercised stock options held by the Named Executive Officers as of December 31, 2004 and as to the shares acquired and the value realized by Named Executive Officers who exercised options in 2004.

Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End 2004(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End 2004($)(2) Exercisable/Unexercisable

Joseph A. Esposito	61,358	$1,252,930	321,976/278,443	$4,476,202/$2,995,092
Bruce Johnson	155,500	$3,213,103	224,757/128,251	$3,192,222/$1,234,744
Jeffrey S. Litwin, MD	215,000	$4,254,000	74,125/178,876	$1,057,297/$1,963,491
Vincent Renz	69,500	$1,509,105	106,000/162,002	$1,467,186/$1,747,753
Scott Grisanti	210,000	$4,408,710	71,251/195,750	$913,266/$2,072,409

(1)
Value realized is the difference between the market price of a share of Common Stock on the date of exercise and the exercise price of the option, multiplied by the number of shares underlying the option.

(2)
Value of unexercised “in-the-money” options is the difference between the market price of a share of the Company’s Common Stock on December 31, 2004 and the exercise price of the option, multiplied by the number of shares of Common Stock underlying the option.

Stockholder Return Performance Graph

The following graph compares the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return on the Nasdaq Stock Market (U.S.) Index and Nasdaq Health Service Index for the period commencing December 31, 1999 and ending December 31, 2004. The graph assumes that at the beginning of the period indicated, $100 was invested in the Company’s Common Stock and the stock of the companies comprising the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index, and that all dividends, if any, were reinvested.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of March 3, 2005, with respect to the beneficial ownership of the Common Stock of the Company by (i) the Company’s directors, director nominees and Named Executive Officers; (ii) the Company’s directors and executive officers as a group; and (iii) each person known to the Company to own beneficially more than 5% of the Common Stock.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Owned

Joel Morganroth, MD (1) (5)	4,339,892	8.5%
Blum Capital Partners, L.P. (2)	3,345,500	6.5
Joseph A. Esposito (5)	728,397	1.4
Bruce Johnson (5)	399,007	*
Stephen S. Phillips (3) (5)	364,425	*
Vincent Renz (4) (5)	218,094	*
Scott Grisanti (5)	196,500	*
Jeffrey S. Litwin, MD (5)	191,813	*
John M. Ryan (5)	146,775	*
David D. Gathman (5)	67,200	*
Sheldon M. Bonovitz (5)	65,937	*
Gerald A. Faich, MD, MPH (5)	25,000	*
Elam M. Hitchner (5)	22,500	*
All directors and executive officers as a group (17 persons) (5)	7,212,152	13.5

*	Less than 1.0%

(1)
Dr. Morganroth’s address is 30 South 17th Street, Philadelphia, Pennsylvania 19103. Includes (i) 1,482,750 shares directly owned by Dr. Morganroth, as to which he has sole voting and dispositive power; (ii) 64,800 shares owned by a pension plan, as to which Dr. Morganroth has shared voting and dispositive power; and (iii) 2,025,000 shares held in three separate trusts, the trustee of which is Dr. Morganroth’s wife and the beneficiaries of which are Dr. Morganroth’s children, as to which Dr. Morganroth disclaims beneficial ownership. The 2,025,000 shares held in the three trusts include 1,125,000 shares as to which the trusts entered into 10b5-1 plans in the form of variable prepaid forward agreements with an unaffiliated securities brokerage firm.

(2)
Blum Capital Partners, L.P. is located at 909 Montgomery Street, Suite 400, San Francisco, California 94133. This information is as reported by Blum in a Schedule 13D dated February 3, 2005 filed with the Securities and Exchange Commission. The Schedule 13D was filed by Blum Capital Partners, L.P., a California limited partnership, (“Blum L.P.”); Richard C. Blum & Associates, Inc., a California corporation (“RCBA Inc.”); Blum Strategic GP II, L.L.C., a Delaware limited liability company (“Blum GP II”); and Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc. and a managing member of Blum GP II. Blum L.P. is a California limited partnership whose principal business is acting as general partner for investment partnerships and providing investment advisory services. Blum L.P. is an investment advisor registered with the Securities and Exchange Commission. The sole general partner of Blum L.P. is RCBA Inc.

(3)	Includes 2,700 shares owned by Mr. Phillips’ minor children, of which Mr. Phillips acts as custodian.

(4)	Includes 3,843 shares owned by Mr. Renz’ minor children.

(5)
Includes the following shares issuable with respect to options granted pursuant to the Company’s 1996 Stock Option Plan and 2003 Stock Option Plan, which are currently exercisable or exercisable within 60 days after March 3, 2005:

Name	Number of options

Joel Morganroth, M.D.	767,342
Joseph A. Esposito	502,543
Bruce Johnson	299,007
Stephen S. Phillips	60,000
Vincent Renz	214,001
Scott Grisanti	190,500
Jeffrey S. Litwin, MD	156,813
John M. Ryan	93,750
David D. Gathman	60,000
Sheldon M. Bonovitz	60,000
Gerald A. Faich, MD, MPH	15,000
Elam M. Hitchner	15,000
All directors and executive officers as a group	2,833,331

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of its Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and the Nasdaq Stock Market. Based upon a review of the forms and written representations that it received, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners have been timely satisfied.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that applies to its Chief Executive Officer, Chief Financial Officer (who serves as the Company’s principal financial and principal accounting officer) and other employees and directors. The Code of Ethics and Business Conduct is available on the Company’s website at www.ert.com. The Company intends to post amendments to or waivers from its Code of Ethics and Business Conduct, to the extent applicable to the Company’s Chief Executive Officer and Chief Financial Officer, at that location on its website.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (Proposal No. 2)

The Audit Committee has designated KPMG LLP to be the independent registered public accountants for the year ending December 31, 2005. The Board of Directors will offer a resolution at the Annual Meeting to ratify this designation. KPMG LLP has served as the Company’s independent registered public accountants since July 2002. The Company’s organizational documents do not require that the Company’s stockholders ratify the selection of KPMG LLP as the Company’s independent registered public accountants. The Company is doing so because the Board of Directors of the Company believes it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

During 2003 and 2004, the Company retained its principal independent registered public accountants to provide professional services in the following categories and amounts:

	2003	2004

Audit fees	$193,000	$646,000
Audit related fees	6,345	198,000

Audit and audit related fees	199,345	844,000
Tax fees	114,900	96,000

Total fees	$314,245	$940,000

Audit fees for 2003 and 2004 include fees incurred for professional services rendered in connection with the audit of the Company’s consolidated financial statements for the years ended December 31, 2003 and 2004 that are customary under auditing standards generally accepted in the United States or that are customary for the purpose of rendering an opinion or review report on the financial statements, and for the review of the financial statements included in the quarterly reports on Form 10-Q required to be filed during fiscal years 2003 and 2004. In addition, audit fees for 2004 include fees incurred for professional services rendered in connection with the audit of the Company’s internal control over financial reporting and management’s assessment thereof, which totaled $400,000. Audit-related fees consist primarily of services rendered in connection with due diligence procedures requested by the Company in relation to a proposed transaction. Tax fees consist primarily of 2003 and 2004 federal, state and local tax return preparation, including the preparation and work related to the determination and support of research and development tax credits available to the Company for those years.

The Audit Committee has considered all of the above services performed by KPMG LLP and has determined that the provision thereof is compatible with maintaining auditor independence. All services rendered by KPMG LLP were permissible under applicable laws and regulations and were pre-approved by the Audit Committee for 2004. In accordance with its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accountants. In addition, it is the Audit Committee’s procedure to approve any engagement or accounting project involving the independent registered public accountants, and the related fees, prior to commencement of the engagement or project.

Approval of the proposal will require the favorable vote of a majority of the stockholders present in person or by proxy and voting at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2005. It is anticipated that representatives of KPMG LLP will be present at the meeting to respond to appropriate questions and, if they desire, to make a statement.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered at the 2006 Annual Meeting of Stockholders must be received by eRT no later than November 18, 2005. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

In accordance with Rule 14a-4(c) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the holders of proxies solicited by the Board of Directors in connection with the 2006 Annual Meeting may vote such proxies in their discretion on certain matters as more fully described in such rule, including without limitation on any matter coming before the meeting as to which the Company does not have notice on or before February 1, 2006.

The Board knows of no other matters that may be presented for action at the meeting. However, if any other matter properly comes before the meeting, the proxy holders will vote in accordance with their judgment on such matter.

Stockholders are urged to vote, sign and return the enclosed form of proxy promptly in the enclosed envelope.

By Order of the Board of Directors,

ANNA MARIE PAGLIACCETTI
Senior Vice President, General Counsel and Secretary

March 18, 2005

FOLD AND DETACH HERE

PROXY	PROXY

eResearchTechnology, Inc.

2005 ANNUAL MEETING OF STOCKHOLDERS PROXY FOR HOLDERS OF COMMON STOCK
Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints JOEL MORGANROTH, M.D., JOSEPH ESPOSITO, and ANNA MARIE PAGLIACCETTI, or any of them, with full power of substitution, the proxy of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of eResearchTechnology, Inc. to be held on April 26, 2005, or any adjournment or postponement thereof, and to vote the number of shares of the Common Stock of eResearchTechnology, Inc. which the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted FOR the election of the nominees listed on the reverse side; FOR ratification of KPMG LLP as independent registered public accountants; and in the discretion of the proxy holders on any other matter which comes before the meeting. This proxy may be revoked at any time prior to the time it is voted.

FOLD AND DETACH HERE

Please mark your votes like this:

1. Election of Directors.
FOR the nominees listed (except as marked to the contrary at the right)	WITHHOLD AUTHORITY to vote for the nominees listed to the right	(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below)	2.	Ratification of the appointment of KPMG LLP as independent registered public accountants	FOR	AGAINST	ABSTAIN

		Joel Morganroth, MD Stephen S. Phillips	3.	In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting

You are urged to sign and return your proxy without delay in the return envelope provided for that purpose which requires no postage if mailed in the
United States.

__________________________________________________________________

__________________________________________________________________
Signature(s) of Stockholder(s)

When signing the proxy, please date it and take care to have the signature conform to the stockholder’s name as it appears on this proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

Dated: __________________________________________________, 2005